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                                                                    EXHIBIT 99.1

BLUE VALLEY BAN CORP                                  NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128           CONTACT:   Mark A. Fortino
                                                      Treasurer
                                                      (913) 338-1000



For Immediate Release Wednesday, July 20, 2005

           BLUE VALLEY BAN CORP REPORTS SECOND QUARTER 2005 EARNINGS

Overland Park, Kansas, July 20, 2005 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $803,000, or fully-diluted earnings per share (EPS) of $0.34, for the second quarter of 2005, compared to net income of $681,000, or $0.29 per share for the same period in 2004. Net income for the six months ended June 30, 2005 was $1.6 million or $0.67 per share, compared to $1.4 million or $0.59 per share for the same period in 2004.

"I'm pleased to report our net interest margin continued to improve during the second quarter, resulting from a higher level of interest rates and the expansion of our loan portfolio" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the second quarter of 2005, net interest income increased 29.4% to $5.2 million compared to $4.0 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income decreased to $2.7 million during this period from $4.1 million in the prior year, a decrease of 35.0%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense decreased 4.6% to $6.6 million compared to $6.9 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations, partially offset by increases in other operational expenses.

For the six-month period ending June 30, 2005, net interest income increased 24.7% to $10.2 million compared to $8.2 million for the same period in 2004, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income decreased to $5.5 million during this period from $7.5 million in the prior year, a decrease of 27.1%. Noninterest expense decreased slightly to $13.0 million compared to $13.1 million in the prior year period as lower incentive compensation costs associated with mortgage originations were partially offset by increases in other operational expenses.

Total assets, loans and deposits at June 30, 2005 were $693.9 million, $512.1 million and $537.3 million, respectively, compared to $637.4 million, $456.2 million and $479.0 million one year earlier,respectively, increases of 8.9%, 12.3%, and 12.2%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forwardlooking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forwardlooking statements and undue reliance should not be placed on such statements.


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
                              BLUE VALLEY BAN CORP
                              SECOND QUARTER 2005
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
               (all dollars in thousands, except per share data)
                                  (unaudited)


Three Months Ended June 30                                 2005                       2004
Net interest income                                   $        5,222               $      4,036
Provision for loan losses                                          -                        300
Non-interest income                                            2,669                      4,103
Non-interest expense                                           6,594                      6,911
Net income                                                       803                        681
Net income per share - Basic                                    0.34                       0.30
Net income per share - Diluted                                  0.34                       0.29
Return on average assets                                        0.46 %                     0.43 %
Return on average equity                                        7.53 %                     6.64 %

Six Months Ended June 30
Net interest income                                   $       10,216               $      8,190
Provision for loan losses                                        155                        650
Non-interest income                                            5,476                      7,515
Non-interest expense                                          12,955                     13,074
Net income                                                     1,599                      1,391
Net income per share - Basic                                    0.68                       0.61
Net income per share - Diluted                                  0.67                       0.59
Return on average assets                                        0.47 %                     0.45 %
Return on average equity                                        7.61 %                     6.85 %

At June 30
Assets                                                $      693,858               $    637,353
Loans                                                        512,136                    456,175
Deposits                                                     537,263                    478,991
Stockholders' Equity                                          43,343                     41,388
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